Exhibit 99.1

Fred's Reports 47% Increase in Fourth Quarter Earnings Per Share And 27% Increase in 2010 Earnings Per Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 24, 2011--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the fourth quarter and fiscal year ended January 29, 2011. For the fourth quarter of 2010, Fred's net income increased 49% to $8.6 million or $0.22 per diluted share compared with net income of $5.8 million or $0.15 per diluted share in the year-earlier period. For the year ended January 29, 2011, Fred's net income increased 25% to $29.6 million or $0.75 per diluted share compared with net income of $23.6 million or $0.59 per diluted share in the year-earlier period.

Fred's total sales for the fourth quarter of fiscal 2010 increased 3% to $485.6 million from $473.1 million for the same period last year. Comparable store sales for the quarter increased 2.3% compared with a decline of 0.9% for the fourth quarter last year. Fred's total sales for 2010 increased 3% to $1.842 billion from $1.788 billion for the same period last year. Comparable store sales for 2010 increased 2.2% on top of an increase of 0.4% in 2009.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased to report a strong finish to fiscal 2010, with earnings per share up 47% for the fourth quarter. These results, which helped push earnings per share up 27% for the year, reflect the hard work and dedication of our team and their successful execution of our updated strategies – all within the context of a challenging retail climate. Through their efforts, we made significant progress during 2010 in upgrading our stores, improving our merchandise selection, and strengthening our customer service levels, which in turn helped drive increased sales and higher customer traffic.

"While we expect that tough retail conditions will continue across our markets in 2011 due to ongoing concerns about higher petroleum prices and their effects on the economy," Efird continued, "the progress we made last year provides a solid foundation to expand market share and continue our push for higher operating margins. Our team is well-positioned to capitalize on these accomplishments. Their efforts, coupled with our new 2011 programs, will ensure a more exciting and pleasant shopping trip for our growing customer base, while continuing to drive strong financial returns."

Fred's gross profit for the fourth quarter of 2010 increased 6% to $134.4 million from $126.6 million in the prior-year period. Gross margin for the quarter increased 90 basis points to 27.7% compared with 26.8% in the same quarter last year. The improvement in gross margin for the quarter resulted primarily from controlling markdowns and shrinkage, as well as improved pharmacy department margin performance. Gross profit for 2010 increased 6% to $527.0 million from $499.2 million in 2009. Gross margin for 2010 was 28.6%, up 70 basis points from 27.9% in the prior-year period.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, were 24.9% of sales, unchanged from the year-earlier period. During the quarter, leverage in store occupancy costs, professional fees, and distribution expenses were offset by higher store and pharmacy labor, incentive compensation, and fuel expenses. For 2010, selling, general and administrative expenses were 26.1% of sales compared with 25.8% in 2009.

Operating income for the fourth quarter of 2010 increased 52% to $13.7 million or 2.8% of sales compared with $9.0 million or 1.9% in the prior-year period. For 2010, operating income increased 21% to $46.7 million or 2.5% of sales compared with $38.5 million or 2.1% of sales in 2009.

During 2010, Fred's opened 15 store and 21 pharmacy locations and closed 7 store and 15 pharmacy locations. The Company also refreshed 196 stores with its new Core 5 elements.

In the first quarter of 2011, the Company expects total sales to increase 2% to 4%. Comparable store sales are expected to increase 1% to 3% versus an increase of 2.2% in the first quarter last year. Earnings per diluted share are forecasted to increase 14% to 24% to a range of $0.24 to $0.26 for the first quarter compared with earnings per share of $0.21 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2011 to be in the range of $0.84 to $0.90, representing an increase of 12% to 20% over last year.

Currently, Fred's, Inc. operates 675 discount general merchandise stores, including 23 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter and year-end 2010 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 24, 2011.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)
	13 Weeks Ended Jan. 29, 2011	13 Weeks Ended Jan. 30, 2010	Percent Change
Net sales	$485,633	$473,104	2.6%
Operating income	$13,643	$8,996	51.7%
Net income	$8,620	$5,793	48.8%
Net income per share:
Basic	$0.22	$0.15	46.7%
Diluted	$0.22	$0.15	46.7%
Average shares outstanding:
Basic	39,119	39,550
Diluted	39,213	39,557

	52 Weeks Ended Jan. 29, 2011	52 Weeks Ended Jan. 31, 2010	Percent Change
Net sales	$1,841,755	$1,788,136	3.0%
Operating income	$46,718	$38,494	21.4%
Net income	$29,587	$23,615	25.3%
Net income per share:
Basic	$0.76	$0.59	28.8%
Diluted	$0.75	$0.59	27.1%
Average shares outstanding:
Basic	39,133	39,822
Diluted	39,196	39,899

FRED'S, INC. Unaudited Fiscal 2010 Fourth Quarter Results (in thousands, except per share amounts)
	13 Weeks Ended Jan. 29, 2011	% of Total	13 Weeks Ended Jan. 30, 2010	% of Total
Net sales	$485,633	100.0%	$473,104	100.0%
Cost of goods sold	351,247	72.3%	346,455	73.2%
Gross profit	134,386	27.7%	126,649	26.8%
Depreciation & amortization	7,544	1.6%	6,930	1.5%
Selling, general and administrative expenses	113,199	23.3%	110,723	23.4%
Operating income	13,643	2.8%	8,996	1.9%
Interest expense, net	35	0.0%	47	0.0%
Income before income taxes	13,608	2.8%	8,949	1.9%
Provision for income taxes	4,988	1.0%	3,156	0.7%
Net income	$8,620	1.8%	$5,793	1.2%
Net income per share:
Basic	$0.22		$0.15
Diluted	$0.22		$0.15
Weighted average shares outstanding:
Basic	39,119		39,550
Diluted	39,213		39,557

Unaudited Fiscal 2010 Results (in thousands, except per share amounts)
	52 Weeks Ended Jan. 29, 2011	% of Total	52 Weeks Ended Jan. 30, 2010	% of Total
Net sales	$1,841,755	100.0%	$1,788,136	100.0%
Cost of goods sold	1,314,737	71.4%	1,288,899	72.1%
Gross profit	527,018	28.6%	499,237	27.9%
Depreciation & amortization	29,236	1.6%	26,387	1.5%
Selling, general and administrative expenses	451,064	24.5%	434,356	24.3%
Operating income	46,718	2.5%	38,494	2.1%
Interest expense, net	190	0.0%	293	0.0%
Income before income taxes	46,528	2.5%	38,201	2.1%
Provision for income taxes	16,941	0.9%	14,586	0.8%
Net income	$29,587	1.6%	$23,615	1.3%
Net income per share:
Basic	$0.76		$0.59
Diluted	$0.75		$0.59
Weighted average shares outstanding:
Basic	39,133		39,822
Diluted	39,196		39,889

FRED'S, INC. Unaudited Balance Sheet (in thousands)
	Jan. 29, 2011	Jan. 30, 2010
ASSETS:
Cash and cash equivalents	$49,182	$54,742
Inventories	313,384	294,024
Receivables	28,146	28,893
Other non-trade receivables	26,378	25,193
Prepaid expenses and other current assets	12,723	10,945
Total current assets	429,813	413,797
Property and equipment, net	139,931	137,569
Intangibles	22,193	16,035
Other non-current assets	3,591	4,040
Total assets	$595,528	$571,441

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$81,002	$87,393
Current portion of indebtedness	201	718
Accrued expenses and other	45,371	39,621
Deferred income taxes	21,142	19,373
Total current liabilities	147,716	147,105

Long-term portion of indebtedness	3,969	4,179
Deferred income taxes	2,069	2,009
Other non-current liabilities	17,886	17,209
Total liabilities	171,640	170,502
Shareholders' equity	423,888	400,939
Total liabilities and shareholders' equity	$595,528	$571,441

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer